UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant To Section 14(a) of the

Securities Exchange Act of 1934

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Sunrise Senior Living, Inc.
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Sunrise Senior Living, Inc.

2011 Annual Meeting of Stockholders to be Held on May 6, 2011

The following communication was sent to certain stockholders of Sunrise Senior Living, Inc. beginning on April 28, 2011.

Dear Stockholder:

I am writing to you as the Chair, and on behalf, of Sunrise Senior Living’s independent Compensation Committee.

The proxy advisory firms ISS Proxy Advisory Services (“ISS”) and Glass Lewis & Co., LLC. (“Glass Lewis”) have recently recommended a vote “AGAINST” our company’s advisory vote on executive compensation. In doing so, ISS and Glass Lewis have expressed concern with the design of our 2010 annual incentive bonus plan for our executives and our CEO’s pay compared to ISS and Glass Lewis selected peer group medians.

For the reasons set forth below, we strongly disagree with ISS and Glass Lewis and urge you to vote “FOR” the advisory vote on executive compensation.

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We believe that the ISS and Glass Lewis analyses fail to appropriately take into account the turnaround situation that our company has faced and is facing and how our management team, led by our Chief Executive Officer, Mark Ordan, is successfully addressing the significant financial and other challenges faced by us. As we indicated in our 2011 Proxy Statement, during the past three years and continuing in 2011, we have faced numerous significant financial and operational challenges, including the need to restructure and extend the maturity dates of our debt and to improve our financial position, cash flows and results of operations. The Compensation Committee believes that, during this critical period, retaining our key executives who possess the skill, knowledge and track record necessary to achieve turnaround success is critically important to our short- and long-term stability. During 2010 we made significant progress in addressing the challenges faced by us under the leadership of Mr. Ordan and our other executive officers, and the compensation paid to our named executive officers in 2010 reflects those achievements.

At the end of 2008 and 2009, due to a variety of factors relating to our then current financial position, we had substantial doubt about our ability to continue as a “going concern,” as reflected in our 2008 and 2009 audited consolidated financial statements. However, under the leadership of Mr. Ordan and our other executive officers, we have been able to extend or repay a significant amount of debt, generate liquidity through asset sales and other transactions and improve core operations. Accordingly, we no longer have substantial doubt about our ability to continue as a going concern for a reasonable period of time, as reflected in our 2010 audited consolidated financial statements.

Under Mr. Ordan’s leadership, our stock price also increased during 2010 by approximately 70.3%, and increased by approximately 3,733% from its low on November 21, 2008 of $0.27 per share to its closing price on April 26, 2011 of $10.35 per share.

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We believe that the structure, design and payouts under our 2010 annual incentive bonus plan were appropriate in light of the significant financial and other challenges faced by us and the achievements of our executive team during 2010. The Compensation Committee believes that the performance achieved by the executive team in advancing our business and achieving a strong shareholder return during this challenging period warranted the bonuses that were paid. As described in our 2011 Proxy Statement, the 2010 performance metrics included both individual performance goals and company financial (team) goals. The individual performance goals were chosen to reflect each executive’s individual contribution to specific financial and operating challenges faced by us. A combination of net operating profit and cash flow were chosen as the company financial (team) goals because they reflect our success in managing both revenue and cost, and were deemed critical to funding our continuing operations. In order to provide the Compensation Committee with the ability to take into account the wide range of our company’s challenges for 2010 and appropriately incentivize our executives to address such challenges, the performance metrics generally did not contain specific numerical targets for achievement. However, the fact that these metrics did not specify numeric targets is not an indication of the rigor that accompanied the Compensation Committee’s bonus decisions.

In determining each executive officer’s annual incentive bonus for 2010, the Compensation Committee considered, among other things, a presentation from the CEO demonstrating that each of the 2010 individual and company financial (team) goals had been met and, in some cases, exceeded, for the executive officer group as a whole, including (a) the company’s recurring cash G&A expense at December 31, 2010 (which excludes transaction costs, legal expense relating to the HCP litigation and re-signing bonuses) was approximately $90 million; (b) the company’s cash and cash equivalents had increased to $66.7 million at December 31, 2010 from $39.3 million at December 31, 2009; (c) the company’s total consolidated indebtedness had decreased to $163 million at December 31, 2010 from $440.2 million at December 31, 2009; (d) the company had increased comparable community occupancy levels in 2010; and (e) the company’s financial performance had significantly improved in 2010 (net income attributable to common shareholders of $99.1 million for the year ended December 31, 2010, which compares to a net loss attributable to common shareholders of ($133.9) million for the year ended December 31, 2009).

The Compensation Committee also took into account its view as to Mr. Ordan’s contributions, and the assessments of Mr. Ordan as to the contributions of each of our other executive officers, with respect to the overall achievement of the performance metrics by the executive officer group as a whole. In addition, the Compensation Committee considered the performance and effectiveness of each of our executive officers in their respective roles. In particular, the Compensation Committee considered the outstanding performance and achievements of Messrs. Ordan and Neeb during 2010 in our turnaround efforts and the resulting improved company performance by rewarding them with a bonus payment at the maximum level.

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In assessing our CEO’s compensation for 2010, we believe Mr. Ordan’s re-signing bonus and re-signing option should be excluded from any peer group compensation analysis. Effective December 1, 2010, we amended Mr. Ordan’s employment agreement to extend the term and eliminate the “golden parachute” excise tax gross-up provision that was included in his original employment agreement. In connection with his amended employment agreement, Mr. Ordan received a cash re-signing bonus of $3 million and a ten-year option to purchase 1,000,000 shares of our common stock, vesting over three years. In approving his amended employment agreement, the Compensation Committee considered Mr. Ordan’s role over the last two years in leading our turnaround efforts and leading us to significantly improved financial position, cash flows and results of operations, and that his leadership skills and broad-based expertise and experience in the real estate sector make him highly marketable both within and outside the senior living industry. The Compensation Committee believes that Mr. Ordan’s amended employment agreement ensures, to the extent practicable, that we will have his continued services for at least the next two years.

In assessing Mr. Ordan’s 2010 compensation in comparison to the peer group companies selected by ISS and Glass Lewis, they included his $3 million re-signing bonus and the $3.1 million grant date fair value of his re-signing stock option. Excluding these amounts, which relate to the extension of his employment term and the elimination of the excise tax gross up provision, his compensation for 2010 would have been approximately $2.6 million of salary and bonus, which would be more in line with median practice of the peer groups selected by ISS and Glass Lewis.

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We believe that Glass Lewis’ 3-year pay-for-performance analysis is an inappropriate analysis in assessing the compensation of our named executive officers. As part of its pay-for-performance analysis, Glass Lewis compared various performance measures of our company and a Glass Lewis selected peer group based on a weighted average of annualized 1, 2 and 3 year data compiled by Glass Lewis. Mr. Ordan has been our CEO for only 2.2 fiscal years through the end of 2010. Messrs. Neeb and Haddock became executive officers in December 2008 and October 2010. To be at all meaningful, we believe any historical analysis of the compensation paid to them against company performance relative to the performance of a selected peer group would need to be made covering the period in which these individuals had roles in which they could have influenced company performance.

Thank you for your support and continued interest in Sunrise Senior Living.

Sincerely,

/s/ Glyn F. Aeppel

Glyn F. Aeppel

Chair of the Compensation Committee